Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 13,084,461.00	0.000087	$ 1,138.35
Fees Previously Paid	2	$ 201,262,103.70		$ 17,509.80
	Total Transaction Valuation:	$ 214,346,564.70
	Total Fees Due for Filing:			$ 18,648.15
	Total Fees Previously Paid:			$ 17,509.80
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 1,138.35
Offering Note
[1]	Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the Registrant's amended offer to purchase as disclosed in this Amendment No. 4 to the Schedule TO-I. (A) up to 100% of each of the following which are outstanding as of the date of closing of the offer, at a purchase price of $2.9999 each: (i) cash pre-funded warrants that were issued by the Company pursuant to Securities Purchase Agreements dated August 25, 2025 ("Cash Pre-Funded Warrants"). (ii) cryptocurrency pre-funded warrants that were issued by the Company pursuant to Securities Purchase Agreements dated August 25, 2025 ("Cryptocurrency Pre-Funded Warrants"); and (B) up to 100% of each of the following which are outstanding as of the date of closing of the offer, at a purchase price of $0.17 each: (iii) cash stapled warrants that were issued by the Company pursuant to Securities Purchase Agreements dated August 25, 2025 ("Cash Stapled Warrants"). (iv) cryptocurrency stapled warrants that were issued by the Company pursuant to Securities Purchase Agreements dated August 25, 2025 ("Cryptocurrency Stapled Warrants"). Calculated at $87.00 per $1,000,000.00 of the transaction valuation in accordance with the Fee Rate Advisory for Fiscal Year 2027. The transaction valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.

[2]	The fee of $17,509.80 was paid in connection with the filing of the Schedule TO-I by SkyAI, Inc. (File No. 005-93631) on October 16, 2026. Calculated at $87.00 per $1,000,000.00 of the transaction valuation in accordance with the Fee Rate Advisory for Fiscal Year 2027. The transaction valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources